                                                             EXHIBIT (a)(5)

COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                            COOPER RIVER ANNOUNCEMENT

         GREENVILLE, SOUTH CAROLINA, September 11, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Income Properties, Ltd. II, Angeles Income Properties, Ltd. 6, Angeles Partners X and Angeles Partners XII. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, September 18, 1998. The offers were previously scheduled to expire at 12:00 midnight on Thursday, September 10, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 10, 1998, approximately 3,875 interests had been tendered pursuant to the Angeles Income Properties, Ltd. II offer, approximately 2,355 interests had been tendered pursuant to the Angeles Income Properties, Ltd. 6 offer, approximately 2,746 interests had been tendered pursuant to the Angeles Partners X offer and approximately 3,277 interests had been tendered pursuant to the Angeles Partners XII offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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